Exhibit 10.2

OWLET BABY CARE, INC.
3300 N ASHTON BLVD SUITE 300
LEHI, UT 84043

July 21, 2023

Jonathan Harris

Dear Jonathan,

Congratulations! We are excited to offer you the position of President & Chief Revenue Officer (CRO) at Owlet, Inc., and its wholly- owned subsidiary, Owlet Baby Care, Inc. (the “Company” and, together with Owlet, Inc., “Owlet”), headquartered in Lehi, Utah and reporting to Kurt Workman, Owlet’s Chief Executive Officer. This letter sets forth the terms and conditions of your employment with the Company. It is important that you understand clearly both what your compensation and benefits are and what the Company expects of you. By signing this letter, you will be accepting employment on the following terms.

Effective Start Date: July 25, 2023 ("Start Date")

Base Salary: $375,000 annualized, subject to applicable payroll withholdings and deductions

Status: Full-time, Exempt Employee

Bonus Potential: You have the potential to earn a target annual bonus of 50.00% of your base salary, based on company financial goals and individual performance, subject to applicable payroll withholdings and deductions. Payment of the bonus will be made by April 1st, after the financial audit of the prior annual performance period. The bonus is contingent upon being employed by Owlet at the time of the payout and may be subject to proration based upon hire date. Notwithstanding the foregoing, if your employment with Owlet is terminated by Owlet without Cause (as defined in the copy of Owlet’s Executive Change in Control Severance Plan to be adopted by the Owlet Board of Directors (the “Board”) or its Compensation Committee (the “Compensation Committee”) and provided to you with this offer letter)(the “CIC Plan”) or you terminate your employment with Owlet for Good Reason (as defined in the CIC Plan) (i) if after the end of the applicable performance period but before the payment date, Owlet will pay the amount of your bonus based on actual performance, as determined by the Board or the Compensation Committee on the payment date or (ii) if prior to the end of the applicable performance period. Owlet will pay a prorated bonus based on the number of full months worked during the performance period and actual performance, as determined by the Board or Compensation Committee, in each case, such payment to be made at the same time annual bonus payments are made to other Owlet executives and subject to your delivery of a general release of claims against Owlet in a form acceptable to Owlet (a “Release”) that becomes effective and irrevocable within 60 days following your termination of employment with Owlet. Any amount payable under subclause (ii) in the preceding sentence shall be reduced by any amount payable to you as a pro-rated bonus under Owlet’s CIC Plan, once adopted.

In addition to the target annual bonus eligibility, you have the potential to earn a one-time target bonus of 100% of your base salary, based on company financial goals and individual performance, subject to applicable payroll withholdings and deductions. This one- time cash bonus will be finalized as we work to mutually agree to performance-based targets no more than 30 days after joining and will be paid out on the first payroll date after the twelve-month anniversary of your Start Date, subject to your attainment of the

Exhibit 10.2

performance-based targets and your continuous employment with Owlet through the twelve-month anniversary of your Start Date. Notwithstanding the foregoing, if your employment with Owlet is terminated by Owlet without Cause or you terminate your employment with Owlet for Good Reason prior the first payroll date after the twelve-month anniversary of your Start Date, then, subject to your delivery of a Release that becomes effective and irrevocable within 60 days following such termination of employment, any portion of the one-time cash bonus earned based on performance, as determined by the Board or Compensation Committee, will be prorated based on the number of full months employed by Owlet from the Start Date, such payment to be made on the first payroll date after the Release becomes effective and irrevocable.

Severance and Change of Control: You will be entitled to participate in Owlet’s CIC Plan once adopted on terms and conditions no less favorable to you than the terms and conditions in the copy of the CIC Plan delivered to you with this offer letter. In addition, in the event of termination of your employment by Owlet without Cause (as defined in the CIC Plan), you will be entitled to six (6) months’ base salary as severance.

Employee Benefits: You will be eligible to participate in Company-sponsored benefits effective the first day of the month following your hire date, including health benefits, holidays, 401(k) program, and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

Additional Benefits:
●Flex-time Scheduling: Flex-time scheduling encompasses sick, vacation, and personal time. Flex-time is approved by your manager.
●Product Discounts: Owlet employees may purchase products for a discount.
●Paid Holidays
●Work From Home Benefit: The Company will provide a one-time benefit of $250.00 (gross) for improvements to your home workspace. This benefit will be taxed as compensation.
●HSA: The Company will contribute to an HSA Account, with participation in the High Deductible Health Insurance Plan.

The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees.

Initial Equity Award: Subject to the approval of the Compensation Committee, the Company will grant you an equity award in two tranches with an aggregate Target Value of $1,000,000, split between the two tranches and measured as of the date the tranche is granted (the “Initial Equity Award”). Target Value will be determined by reference to one or more trading prices of Company common stock in accordance with Company policy, as in effect from time to time. The Initial Equity Award will be in the form of restricted stock units. The Initial Equity Award will be subject to the terms and conditions of the Company’s then-current equity incentive plan and an award agreement to be signed by you and Owlet, Inc.

The first tranche of Your Initial Equity Award with a Target Value of $600,000 will be granted within 30 days of your Start Date, subject to approval by the Compensation Committee and your continued employment through the date of grant.

The second tranche of your Initial Equity Award with a target Value of $400,000 will be granted in January 2024, subject to approval by the Compensation Committee and your continued employment through the date of the grant.

Exhibit 10.2
Your Initial Equity Award will vest over three years, with the first 25% vesting on the first anniversary of the applicable tranche vesting commencement date and the remainder vesting no less frequently than quarterly, in each case, subject to your continued employment with the Company through the applicable vesting date. The vesting commencement date will be your Start Date.

Reimbursement of Expenses: All reasonable business expenses that are documented by you, with receipts, and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.
At-Will Employment: Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may not be changed. No representative of the Company has authority to enter into any agreement contrary to the foregoing "employment at will" relationship.

Adjustments and Changes in Employment Status: The Company reserves the right to make personnel decisions regarding your employment, including but not limited to, decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures, subject to any consequences that may arise under the CIC Plan or otherwise.

Proprietary Information Agreement: You will be required to sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement prior to beginning employment, indicating your full agreement to, and ongoing compliance with, the terms of that agreement, which include, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of the Company’s proprietary information.

Offer Contingency and Immigration: This offer is contingent upon your ability to prove your identity and authorization to work in the
U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements. Additionally, you are required to successfully pass a background check as a condition of employment. In addition, you must deliver to the Company an executed copy of the Mutual agreement to Arbitrate Claims attached as Exhibit A.

No Conflicting Obligations: By executing this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. You shall not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company except as disclosed to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

Exhibit 10.2
Integrated Agreement: This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

Severability: If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

Governing Law: The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Utah, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described in Exhibit A, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Utah County in the State of Utah (or in the event of exclusive federal jurisdiction, the courts of the District of Utah in connection with any Dispute or any claim related to any Dispute).

Indemnification. You and Owlet will enter into the Company's standard form of Indemnification and Advancement Agreement effective on your Start Date.

The payment and benefits under this offer letter are intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code. To the extent that any provision of the letter is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or if not exempt from, comply with, Section 409A of the Code.

Anything in the letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section
409A of the Code, Owlet determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under the letter on account of your separation from service would be considered deferred compensation subject to additional tax imposed pursuant to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.

Your right, if any, to receive installment payments pursuant to the letter shall be treated as a right to receive a series of separate and distinct payments.

To the extent that any reimbursements payable pursuant to the letter are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to the letter shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under the letter will not be subject to liquidation or exchange for another benefit.

Notwithstanding anything in the letter to the contrary, if any payment or distribution you would receive pursuant to this letter or

Exhibit 10.2

otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Owlet shall cause to be determined, before any amounts of the Payment are paid to you, which of the following alternative forms of payment would maximize your after-tax proceeds: (A) payment in full of the entire amount of the Payment or (B) payment of only a part of the Payment so that you receive that largest Payment possible without being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax. If necessary, the specific Payments that shall be reduced will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to you. All determinations shall be made by such adviser as may be selected by Owlet, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The adviser shall provide its determination, together with detailed supporting calculations and documentation, to you and Owlet within fifteen (15) business days following the date of termination of your employment, if applicable, or such other time as requested by you (provided, that you reasonably believe that any of the Payments may be subject to the Excise Tax) or Owlet. All reasonable fees and expenses of the adviser in reaching such a determination shall be borne solely by Owlet.

To confirm your agreement with and acceptance of these terms, please sign this letter and return it to me. This offer letter expires on July 24, 2023.

If you have any questions regarding these programs, or for more information please contact me.

Sincerely,

Owlet Baby Care, Inc.

/s/ Kurt Workman

Kurt Workman
Chief Executive Officer (CEO)

Acknowledgment and Acceptance of Employment Offer
I accept employment with Owlet Baby Care, Inc. and acknowledge and fully agree to the terms and conditions set forth in this offer letter:

/s/ Jonathan Harris     7/24/2023
Jonathan Harris        Date

Exhibit 10.2

EXHIBIT A
MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between Owlet Baby Care, Inc. (the “Company”) and me during or following my employment with the Company. In consideration of my continued employment with the Company, its promise to arbitrate all employment-related disputes, and my receipt of the compensation, pay raises, and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Mutual Agreement to Arbitrate Claims (this “Agreement”), shall be subject to binding arbitration under the Federal Arbitration Act and applicable state law.

Claims Covered by this Agreement. To the maximum extent allowed by law, the Company and I mutually consent to the resolution by binding arbitration of all claims or causes of action that the Company may have against me or that I may have against the Company or the Company’s current and former owners, partners, members, officers, directors, employees, representatives and agents, all subsidiary and affiliated entities, all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

The claims covered by this Agreement include, but are not limited to: claims for breach of any contract or covenant; tort claims; claims for discrimination or harassment (including, but not limited to, race, sex, religion, national origin, age, medical condition, disability or sexual orientation); claims for retaliation; claims for violation of public policy; and claims for violation of any federal, state, local or other law, statute, regulation or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Labor Standards Act, and applicable state employment laws.

Class Action Waiver. I agree to bring any dispute in arbitration on an individual basis only, and not on a class or collective basis. Nor will I join or serve as a member of a class or collective action, or otherwise seek to represent the interests of any other person. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or for either party to be a participant in any purported class or collective proceeding, including without limitation pending but not certified class actions. (Hereafter, this agreement will be referred to as the Class Action Waiver.) I understand that disputes regarding the validity and enforceability of this Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator. In any case in which (1) the dispute is filed as a class or collective action and (2) a civil court of competent jurisdiction finds all or part of the Class Action Waiver unenforceable, the class and/or collective action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.

Administrative Relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state, or federal administrative body or governing agency that is authorized to enforce or administer laws related to employment, including but not limited to the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude me from pursuing court action regarding any such claim, except as permitted by law.

Exhibit 10.2
Waiver of Right to Jury Trial. I understand that, by signing this Agreement, both the Company and I are giving up any right we may have to a jury trial on all claims we may have against each other, as described in Paragraph 1.

Required Notice of All Claims. The Company and I agree that if a dispute arises, the party who wants to arbitrate the dispute must give written notice of any claim to the other party. Written notice to the Company or its officers, employees or agents, shall be sent to the Company’s corporate office. I will be given notice at the last address recorded in my personnel file (unless I send written notice to the Company notifying them of the need to use a different address). The written notice must describe the nature of all claims asserted and must detail the facts upon which the claims are based. The notice must be sent to the other party(ies) by federal express (or another similar overnight mail service provider) or by certified or registered mail, return receipt requested.

Arbitration Procedures. The Company and I agree that, except as provided in this Agreement, any arbitration shall be in accordance with and under the auspices and rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for the resolution of employment disputes. The JAMS Employment Arbitration Rules and procedures are available at www.JAMSadr.com. The arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of class proceeding. I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. I agree that this Agreement and its validity, construction, and performance shall be governed by the Federal Arbitration Act (the “FAA”) and cases decided thereunder and, to the extent relevant, the laws of the
State of Utah. Further, the terms and procedures governing the enforcement of this Agreement shall be governed by and construed and enforced in accordance with the FAA, and not individual state laws regarding enforcement of arbitration agreements. I agree that the decision of the arbitrator shall be in writing. I agree that any arbitration under this Agreement shall be conducted in Utah County, Utah. The arbitrator’s decision regarding the claims shall be final and binding upon the parties and shall be enforceable in any court having jurisdiction thereof.

Arbitration Fees and Costs. In the event that either party initiates an arbitration, I agree that each party shall be responsible for paying such party’s own attorneys’ fees and costs. I agree that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. Without in any way limiting the scope of claims subject to arbitration, I understand that the issue of which party pays for any administrative or hearing fees charged by the arbitrator or JAMS shall depend on whether the claim being arbitrated is one that I have initiated against Company relating to any of my constitutional rights, fundamental rights, unwaivable public rights, unwaivable federal or state statutory rights, or an employment claim for violation of the common law that is grounded on similar unwaivable statutory rights (including, without limitation, any claim relating to wrongful termination in violation of public policy, collectively an “Employment Claim”) or whether the claim being arbitrated does not constitute an Employment Claim but rather relates to a waivable right (whether statutory, common law, constitutional or otherwise) including, without limitation, a claim by either party relating to misuse of confidential information or other breach of the Nondisclosure Agreement between me and the Company (“Non-
Employment Claim”). To the extent either party initiates an Employment Claim, then the Company shall pay for the costs of arbitration, including any administrative or hearing fees charged by the arbitrator or JAMS, except that I shall pay any filing fees associated with any Employment Claim arbitration that I initiate, but only so much of the filing fees as I would have instead paid had I filed a complaint in a court of law. To the extent that either party initiates a Non-Employment Claim, then each party shall bear an equal (pro-rata) share of any arbitration costs, including any administrative or hearing fees charged by the arbitrator or JAMS. The

Exhibit 10.2

parties intend for the foregoing to comply with the then-current JAMS Policy on Employment Arbitration (Minimum Standards of Procedural Fairness) and any other applicable law concerning the enforcement of agreements to arbitrate. To the extent any of the foregoing cost-splitting provisions are found not to comply with such then-applicable law, the arbitrator shall reform this Agreement such that it is enforceable and consistent with then-applicable decisional or statutory law.

Modification/Entire Agreement. This Agreement to arbitrate shall survive the termination of my employment. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Agreement. This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement. If any provision of this Agreement is found to be unenforceable, in whole or in part, such finding shall not affect the validity of the remainder of this Agreement and this Agreement shall be reformed to the greatest extent possible to ensure that the resolution of all conflicts between the parties are resolved by neutral, binding arbitration.

Violation of this Agreement. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the responding party shall recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

Not an Employment Agreement. This Agreement is not and shall not be construed to create any contract of employment, express or implied. Nor does this Agreement alter the at will status of any employment.

[Remainder of Page Blank; Signature Page Follows]

Exhibit 10.2

I acknowledge that I have read this Agreement carefully and I understand and accept the obligations which it imposes upon me without reservation. No promises or representations have been made to me to induce me to sign this Agreement. I further acknowledge that I have been given the opportunity to discuss this Agreement with my private, legal counsel and have taken advantage of that opportunity to the extent I wanted to do so.

Accepted and Agreed to:

Employee:			Owlet Baby Care, Inc.
By:	/s/ Jonathan Harris	7/24/2023	By:	/s/ Seth Niederhauser
	Jonathan Harris	Date